EXHIBIT 23.1







                      [LETTERHEAD OF KPMG PEAT MARWICK LLP]



                          INDEPENDENT AUDITORS' CONSENT







The Board of Directors
T R Financial Corp.:


We consent to the use of our report dated January 23, 1997, relating to the consolidated statements of financial condition of T R Financial Corp. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996 incorporated by reference in this Registration Statement on Form S-8 of T R Financial Corp. which report is incorporated by reference in the December 31, 1996 Annual Report on Form 10-K of T R Financial Corp.



/s/ KPMG Peat Marwick LLP
KPMG Peat Marwick LLP

New York, New York
April 21, 1997